Second Amended and Restated Appendix B to Sub-Advisory Agreement
Between North Square Investments, LLC and Red Cedar Investment Management, LLC

North Square Investments, LLC (“Adviser”) has entered into a Sub-Advisory Agreement with Red Cedar Investment Management, LLC (“Sub-Adviser”), dated February 24, 2020, as previously amended effective January 11, 2022 via the Amended and Restated Appendix B (together, the “Agreement”). The Agreement is being further amended effective September 27, 2024 (“2024 Effective Date”) via this document.

Under the Agreement, Sub-Adviser is sub-advising two (and as of the 2024 Effective Date three) mutual funds which are part of the Exchange Place Advisors Trust (previously known as North Square Investments Trust) as reflected on Appendix B to this document.

Appendix B to the Agreement sets forth the amounts of sub-advisory fees paid by Adviser to Sub-Adviser with respect to each of the current two mutual funds and the parties desire to amend and restate Appendix B (“Amendment”) as set forth in Appendix B attached to this Second Amended and Restated Appendix B to add a third mutual fund.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Agreement and this Amendment, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Appendix B to the Agreement is hereby amended and restated to read as set forth on Appendix B attached to this Second Amendment and Restatement.

2.	In all other respects the Agreement remains in full force and effect without change.

Acknowledged by:

North Square Investments, LLC	Red Cedar Investment Management, LLC

By: /s/ Alan E. Molotsky	By: /s/ John L. Cassady III
Printed Name: Alan E. Molotsky	Printed Name: John L. Cassady III
Its General Counsel and Senior Managing Director	Its: Chief Executive Officer
Date: 9/17/24	Date: 9/17/24

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APPENDIX B

Trust Board

Fund Sub-Advisory Fee Approval Date

North Square Strategic Income Fund 0.35% 12/17/2019

North Square Preferred and Income Securities Fund 0.375% 10/27/2021

North Square Core Plus Bond Fund 0.17% 9/27/2024

The daily net assets of each applicable Fund shall be calculated in the same manner as described in the Fund’s prospectus. The Sub-Adviser began sub-advising the North Square Preferred and Income Securities Fund on January 11, 2022.

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